EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Independent Bank Corporation on Form S-4 of our report dated March 7, 2017 on the consolidated financial statements and the effectiveness of internal control over financial reporting and to the reference to us under the heading “Experts” in this prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Grand Rapids, Michigan
December 29, 2017